Exhibits 5, 23.2


                                        June 9, 1995

Insituform East, Incorporated
3421 Pennsy Drive
Landover, Maryland  20785

Re:  Registration Statement on Form S-8

Dear Sirs:

     We have acted as counsel for Insituform East, Incorporated, a Delaware Corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company's Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering shares of the Company's common stock, par value $.04 per share (the "Shares"), issuable pursuant to the Company's 1994 Board of Directors' Stock Option Plan (the "Plan"). In so acting, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such Company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

     Based upon the foregoing and such examination of law as we have deemed necessary, we are of the opinion that the Shares, when issued upon the exercise of the stock options granted in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable. We consent to the use of this letter as an exhibit to the Registration Statement.

                              Very truly yours,


                              /s/Rogers & Wells
                              ROGERS & WELLS